MPLX LP Reports Third-Quarter 2020 Financial Results

•	Reported net income attributable to MPLX of $665 million, including a charge of $36 million, and adjusted EBITDA attributable to MPLX of $1.3 billion

•	Generated $1.2 billion in net cash provided by operating activities and reported distribution coverage of 1.44x

•	Maintained quarterly distribution of $0.6875 per common unit

•	On-track to achieve forecasted 2020 reductions in capital spending of over $700 million and operating expense of approximately $200 million

•	Reiterate expectation of achieving positive free cash flow, after capital investments and distributions, for 2021

•	Announces Board authorization of a unit repurchase program for up to $1 billion of common units held by the public

FINDLAY, Ohio, Nov. 2, 2020 - MPLX LP (NYSE: MPLX) today reported third-quarter 2020 net income attributable to MPLX of $665 million, compared with $629 million for the third quarter of 2019. Third-quarter 2020 results include a charge of $36 million related to a reimbursement of expenses associated with Marathon Petroleum Corporation's (NYSE: MPC) involuntary workforce reduction plan. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1.3 billion, compared with $1.3 billion in the third quarter of 2019.

The Logistics and Storage (L&S) segment reported segment income from operations of $677 million and adjusted EBITDA of $893 million for the quarter, down $36 million and up $44 million, respectively, versus the third quarter of last year. The Gathering and Processing (G&P) segment reported segment income from operations of $222 million and adjusted EBITDA of $442 million for the quarter, up $9 million and $18 million, respectively, versus the third quarter of last year.

During the quarter, MPLX generated $1.2 billion in net cash provided by operating activities and $1.1 billion of distributable cash flow. Distribution coverage was 1.44x for the third quarter of 2020. MPLX also announced a third-quarter 2020 distribution of $0.6875 per common unit, consistent with the prior quarter.

"Our performance during the third quarter highlights the resiliency and stability of our underlying businesses," said Michael J. Hennigan, chairman, president, and chief executive officer. "In addition to the proactive steps we took earlier this year to reduce capital spending and operating expenses, we took additional necessary steps to reduce our cost structure. The difficult decision to reduce our workforce was not made lightly, and we are committed to treating employees with integrity and respect.

"We continue to believe that we can generate stable EBITDA to support our goal of achieving positive free cash flow, after capital investments and distributions, for 2021, allowing us the financial flexibility to repurchase units or reduce debt. With this in mind, we have obtained board authorization to repurchase up to $1 billion of units."

Financial Highlights

	Three Months Ended Sept. 30		Nine Months Ended September 30
(In millions, except per unit and ratio data)	2020	2019	2020	2019
Net income (loss) attributable to MPLX(a)	$665	$629	$(1,411)	$1,614
Adjusted net income attributable to MPLX(b)	N/A	681	N/A	2,015
Adjusted EBITDA attributable to MPLX LP(c)	1,335	1,273	3,856	3,785
Net cash provided by operating activities	1,222	1,036	3,336	2,990
Distributable cash flow attributable to MPLX LP(c)	1,067	1,027	3,172	3,055
Distribution per common unit(d)	$0.6875	$0.6775	$2.0625	$2.0025
Distribution coverage ratio(e)	1.44x	1.42x	1.42x	1.54x
Consolidated debt to adjusted EBITDA(f)	4.0x	4.0x	N/A	N/A

(a)
The nine months ended Sept. 30, 2020 includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within our G&P operating segment.

(b)
Includes net income attributable to predecessor for the three and nine months ended Sept. 30, 2019. The predecessor period represents the period prior to MPLX's acquisition of Andeavor Logistics LP (ANDX) on July 30, 2019.

(c)
Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below. Includes adjusted EBITDA and distributable cash flow (DCF) adjustments attributable to predecessor. For the three and nine months ended Sept. 30, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $1,165 million and $3,015 million, respectively.

(d)	Distributions declared by the board of directors of MPLX's general partner.

(e)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distributions declared. For the nine months ended Sept. 30, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.54x.

(f)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below. 2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Segment Results (including predecessor)

(In millions)	Three Months Ended Sept. 30		Nine Months Ended September 30
Segment income (loss) from operations (unaudited)	2020	2019	2020	2019
Logistics and Storage	$677	$713	$2,081	$2,075
Gathering and Processing	222	213	(2,790)	648

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	893	849	2,604	2,498
Gathering and Processing	$442	$424	$1,252	$1,287

Logistics & Storage

L&S segment income from operations for the third quarter of 2020 decreased by $36 million and includes a charge of $27 million related to a reimbursement of expenses associated with MPC's involuntary workforce reduction plan. Segment adjusted EBITDA for the third quarter of 2020 increased by $44 million. Both results are compared to the same period in 2019. Results for the quarter benefited from lower operating expenses, minimum volume commitments, and the completion of the Mt. Airy terminal and Utica butane expansion projects, and were partially offset by lower demand due to the COVID-19 pandemic.

Total pipeline throughputs were 4.7 million barrels per day in the third quarter, a decrease of 10% versus the same quarter of 2019. The average tariff rate was $0.93 per barrel for the quarter, an increase of 3% versus the same quarter of 2019. Terminal throughput was 2.7 million barrels per day for the quarter, a decrease of 18% versus the same quarter of 2019.

Gathering & Processing

G&P segment income from operations for the third quarter of 2020 increased by $9 million and includes a charge of $9 million related to a reimbursement of expenses associated with MPC's involuntary workforce reduction plan. Segment adjusted EBITDA for the third quarter of 2020 increased by $18 million. Both results are compared to the same period in 2019. Results for the quarter were primarily driven by higher volumes due to additional plants coming online, partially offset by production curtailments and shut-ins. In the third quarter of 2020:

•	Gathered volumes averaged 5.4 billion cubic feet per day (bcf/d), a 14% decrease versus the third quarter of 2019.

•	Processed volumes averaged 8.5 bcf/d, a 3% decrease versus the third quarter of 2019.

•	Fractionated volumes averaged 567 thousand barrels per day, a 4% increase versus the third quarter of 2019.

In the Marcellus and Utica:

•
Gathered volumes in Marcellus averaged 1.3 bcf/d in the third quarter, a 3% increase versus the third quarter of 2019, while gathered volumes in Utica averaged 1.8 bcf/d in the third quarter, a 24% decrease versus the third quarter of 2019.

•
Processed volumes in Marcellus averaged 5.7 bcf/d in the third quarter, an 8% increase versus the third quarter of 2019, while processed volumes in Utica averaged 0.5 bcf/d in the third quarter, a 39% decrease versus the third quarter of 2019.

•
Fractionated volumes in Marcellus averaged 477 thousand barrels per day in the third quarter, a 10% increase versus the third quarter of 2019, while fractionated volumes in Utica averaged 30 thousand barrels per day in the third quarter, a 39% decrease versus the third quarter of 2019.

Strategic Update

MPLX remains on-track to achieve forecasted 2020 reductions to capital spending by over $700 million and annual operating expenses by approximately $200 million. Incremental to these reductions, MPC implemented a workforce reduction plan to reduce cost structure across the combined enterprise.

The board of directors of MPLX’s general partner has authorized a unit repurchase program for the repurchase of up to $1 billion of the outstanding publicly traded common units. MPLX may utilize various methods to effect the repurchases, which could include open market repurchases, negotiated block transactions, tender offers, accelerated unit repurchases, or open market solicitations for units, some of which may be effected through Rule 10b5-1 plans. The timing and amount of repurchases, if any, will depend upon several factors, including market and business conditions, and repurchases may be initiated, suspended or discontinued at any time. The repurchase authorization has no expiration date.

In the L&S segment, MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The Wink to Webster crude oil pipeline, in which MPLX has an equity interest, remains on schedule, with segments and assets expected to come on line throughout 2021. The main segment of the pipeline system started transporting Permian crude oil and condensate from Midland, Texas, to Houston in October. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments, will originate in the Permian Basin and have destination points in the Houston market, including MPC's Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is being designed to transport approximately 2 bcf/d of natural gas from Waha, Texas, to the Agua Dulce market in south Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021. Whistler is more than 90% committed with minimum volume commitments.

In August, MPLX, WhiteWater Midstream, and West Texas Gas, Inc. (WTG) announced the formation of a joint venture (JV) to provide natural gas liquids takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas. The JV utilizes existing infrastructure with limited new construction and is a capital-efficient solution to support producer customers.

Financial Position and Liquidity

As of Sept. 30, 2020, MPLX had $28 million in cash, $3.4 billion available through its bank revolving credit facility expiring in July 2024 and $1.5 billion available through its intercompany loan agreement with MPC. The company's leverage ratio was 4.0x at Sept. 30, 2020.

During the quarter, MPLX issued $3.0 billion aggregate principal amount of unsecured senior notes in an underwritten public offering consisting of $1.5 billion aggregate principal amount of 1.750% senior notes due 2026 and $1.5 billion aggregate principal amount of 2.650% senior notes due in 2030.

During the third quarter, MPLX used a portion of the net proceeds from this offering to repay or redeem the $1.0 billion term loan borrowing maturing in 2021, the $1.0 billion aggregate principal amount of its floating rate senior notes due 2021, and the $450 million aggregate principal amount of its 6.375% senior notes due 2024. MPLX also used a portion of the net proceeds to redeem all of the $300 million aggregate principal amount of its 6.250% senior notes due 2022, in October 2020. The remainder of the proceeds from the notes offering have or will be used for general partnership purposes.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 11 a.m. EST today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations

Media Contact: (419) 421-3312
Jamal Kheiry, Manager, Communications

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19, including any related government policies and actions, and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our services and industry demand generally, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the ability to reduce capital and operating expenses; the risk of further impairments; the risk that anticipated opportunities and any other synergies from or benefits of the Andeavor Logistics LP (ANDX) acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including positive free cash flow in 2021, and with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of Marathon Petroleum Corporation’s (MPC) portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models and to effect any common unit repurchases; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; non-payment or non-performance by our producer and other customers; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19, including any related government policies and actions, and the adverse impact thereof on the business, financial condition, results of operations and cash flows, including, but not limited to, growth, operating costs, labor availability, logistical capabilities, customer demand for products and industry demand generally, margins, inventory value, cash position, taxes, the price of securities and trading markets with respect thereto, the ability to access capital markets, and the global economy and financial markets generally; the effects of the recent outbreak of COVID-19, and the current economic environment generally, on working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices; the ability to reduce capital and operating expenses; with respect to the proposed sale of Speedway, the ability to successfully complete the sale within the expected timeframe, on the expected terms, or at all, based on numerous factors, including the failure to satisfy any of the conditions to the consummation of the proposed transaction (including obtaining certain governmental or regulatory approvals on the proposed terms and schedule), the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; MPC’s ability to utilize the proceeds as anticipated; the risk that the dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the proposed transaction will exceed our estimates; and our ability to capture value and realize the other expected benefits from the associated ongoing supply relationship following consummation of the proposed sale; the risk that the cost savings and any other synergies from MPC’s acquisition of Andeavor and the ANDX acquisition may not be fully realized or may take longer to realize than expected, including whether the ANDX transaction will be accretive within the expected timeframe or at all; disruption from the Andeavor or ANDX transactions making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor or ANDX, respectively; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects, including the potential conversion of MPC’s Martinez Refinery to a renewable diesel facility; the receipt of relevant third party and/or regulatory approvals; the reliability of processing units and other equipment; the successful realization of business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans, complete announced capital projects and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components, including those undertaken in connection with the Speedway sale and workforce reduction; the potential effects of judicial or other proceedings, including remedial actions involving removal and reclamation obligations under environmental regulations, on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, regulation or taxation and other economic and political developments (including those caused by public health issues and outbreaks); non-payment or non-performance by producer and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies, permitting and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Any forward-looking statements speak only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended Sept. 30		Nine Months Ended September 30
(In millions, except per unit data)	2020	2019	2020	2019
Revenues and other income:
Operating revenue	$912	$928	$2,631	$2,818
Operating revenue - related parties	1,187	1,224	3,506	3,562
Income (loss) from equity method investments	83	95	(1,012)	255
Other income	65	33	195	90
Total revenues and other income	2,247	2,280	5,320	6,725
Costs and expenses:
Operating expenses	508	573	1,481	1,691
Operating expenses - related parties	329	348	972	1,018
Depreciation and amortization	346	302	992	916
Impairment expense	—	—	2,165	—
General and administrative expenses	96	102	289	293
Restructuring expenses	36	—	36	—
Other taxes	33	29	94	84
Total costs and expenses	1,348	1,354	6,029	4,002
Income (loss) from operations	899	926	(709)	2,723
Interest and other financial costs	224	233	677	686
Income (loss) before income taxes	675	693	(1,386)	2,037
(Benefit) provision for income taxes	1	4	1	2
Net income (loss)	674	689	(1,387)	2,035
Less: Net income attributable to noncontrolling interests	9	8	24	20
Less: Net income attributable to Predecessor	—	52	—	401
Net income (loss) attributable to MPLX LP	665	629	(1,411)	1,614
Less: Series A preferred unit distributions	20	20	61	61
Less: Series B preferred unit distributions	10	7	31	7
Limited partners’ interest in net income (loss) attributable to MPLX LP	$635	$602	$(1,503)	$1,546

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.61	$0.61	$(1.43)	$1.78
Common - diluted	$0.61	$0.61	$(1.43)	$1.78
Weighted average limited partner units outstanding:
Common units – basic	1,046	974	1,054	855
Common units – diluted	1,047	975	1,054	855

Select Financial Statistics (unaudited)	Three Months Ended Sept. 30		Nine Months Ended September 30
(In millions, except ratio data)	2020	2019	2020	2019
Common unit distributions declared by MPLX
Common units (LP) - public(a)	$270	$266	$810	$718
Common units - MPC(a)	445	438	1,348	1,201
Total GP and LP distribution declared	715	704	2,158	1,919

Preferred unit distributions(b)
Series A preferred unit distributions(c)	20	20	61	61
Series B preferred unit distributions(d)	10	10	31	31
Total preferred unit distributions	30	30	92	92

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(e)(f)	1,335	1,273	3,856	3,785
DCF attributable to GP and LP unitholders(e)(f)	$1,032	$997	$3,075	$2,963
Distribution coverage ratio(g)	1.44x	1.42x	1.42x	1.54x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,222	$1,036	$3,336	$2,990
Investing activities	(283)	(750)	(1,060)	(2,189)
Financing activities	$(978)	$(277)	$(2,263)	$(845)

(a)
The distribution on common units for the three and nine months ended Sept. 30, 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019.

(b)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on Feb. 15th and Aug. 15th or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

(c)
Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(d)	Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on Feb. 15 and Aug. 15 or the first business day thereafter.

(e)	Non-GAAP measure. See reconciliation below.

(f)
Includes predecessor EBITDA and DCF that is attributable to the period prior to the acquisition date of July 30, 2019. For the three and nine months ended Sept. 30, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $1,165 million and $3,015 million respectively.

(g)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared. For the nine months ended Sept. 30, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.54x.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$28	$15
Total assets	36,662	40,430
Total long-term debt(a)	20,349	20,307
Redeemable preferred units	968	968
Total equity	$13,095	$16,613
Consolidated total debt to adjusted EBITDA(b)	4.0x	4.1x

Partnership units outstanding:
MPC-held common units	647	666
Public common units	393	392

(a)	Outstanding intercompany borrowings were zero as of Sept. 30, 2020 and $594 million as of Dec. 31, 2019. Includes current portion of long-term debt.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $408 million and $406 million of unamortized discount and debt issuance costs as of Sept. 30, 2020 and Dec. 31, 2019, respectively.

Operating Statistics (unaudited)(a)	Three Months Ended Sept. 30			Nine Months Ended September 30
	2020	2019	% Change	2020	2019	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,077	3,367	(9)%	3,007	3,240	(7)%
Product pipelines	1,613	1,859	(13)%	1,701	1,875	(9)%
Total pipelines	4,690	5,226	(10)%	4,708	5,115	(8)%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.96	$0.97	(1)%	$0.96	$0.94	2%
Product pipelines	0.85	0.77	10%	0.82	0.73	12%
Total pipelines	$0.93	$0.90	3%	0.91	0.86	6%

Terminal throughput (mbpd)	2,701	3,292	(18)%	2,696	3,267	(17)%

Barges at period-end	301	264	14%	301	264	14%
Towboats at period-end	23	23	—%	23	23	—%

(a)	Statistics for the three and nine months ended Sept. 30, 2019 are inclusive of predecessor operations.

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,312	1,271	3%	1,372	1,273	8%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	1,312	1,271	3%	1,372	1,273	8%
Southwest Operations	1,413	1,653	(15)%	1,445	1,618	(11)%
Bakken Operations	130	149	(13)%	137	149	(8)%
Rockies Operations	481	627	(23)%	523	639	(18)%
Total gathering throughput	3,336	3,700	(10)%	3,477	3,679	(5)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,222	4,264	(1)%	4,177	4,211	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	4,222	4,264	(1)%	4,177	4,211	(1)%
Southwest Operations	1,377	1,667	(17)%	1,479	1,608	(8)%
Southern Appalachian Operations	227	254	(11)%	231	244	(5)%
Bakken Operations	129	149	(13)%	137	149	(8)%
Rockies Operations	481	568	(15)%	512	575	(11)%
Total natural gas processed	6,436	6,902	(7)%	6,536	6,787	(4)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	477	433	10%	466	431	8%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	477	433	10%	466	431	8%
Southwest Operations	21	19	11%	16	13	23%
Southern Appalachian Operations	11	13	(15)%	12	12	—%
Bakken Operations	25	29	(14)%	25	22	14%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	537	498	8%	523	482	9%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements. Statistics for the three and nine months ended Sept. 30, 2019 are inclusive of predecessor operations.

(b)
The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,312	1,271	3%	1,372	1,273	8%
Utica Operations	1,816	2,381	(24)%	1,840	2,186	(16)%
Subtotal	3,128	3,652	(14)%	3,212	3,459	(7)%
Southwest Operations	1,479	1,653	(11)%	1,491	1,618	(8)%
Bakken Operations	130	149	(13)%	137	149	(8)%
Rockies Operations	659	827	(20)%	706	835	(15)%
Total gathering throughput	5,396	6,281	(14)%	5,546	6,061	(8)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,706	5,300	8%	5,582	5,218	7%
Utica Operations	530	866	(39)%	587	835	(30)%
Subtotal	6,236	6,166	1%	6,169	6,053	2%
Southwest Operations	1,439	1,667	(14)%	1,543	1,608	(4)%
Southern Appalachian Operations	227	254	(11)%	231	244	(5)%
Bakken Operations	129	149	(13)%	137	149	(8)%
Rockies Operations	481	568	(15)%	512	575	(11)%
Total natural gas processed	8,512	8,804	(3)%	8,592	8,629	—%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	477	433	10%	466	431	8%
Utica Operations	30	49	(39)%	32	45	(29)%
Subtotal	507	482	5%	498	476	5%
Southwest Operations	21	19	11%	16	13	23%
Southern Appalachian Operations	11	13	(15)%	12	12	—%
Bakken Operations	25	29	(14)%	25	22	14%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	567	547	4%	555	527	5%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments. Statistics for the three and nine months ended Sept. 30, 2019 are inclusive of predecessor operations.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	$893	$849	$2,604	$2,498
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	442	424	1,252	1,287
Adjusted EBITDA attributable to MPLX LP (including predecessor results)	1,335	1,273	3,856	3,785
Depreciation and amortization	(346)	(302)	(992)	(916)
Provision for income taxes	(1)	(4)	(1)	(2)
Amortization of deferred financing costs	(15)	(10)	(44)	(29)
Gain on extinguishment of debt	14	—	14	—
Non-cash equity-based compensation	(4)	(5)	(12)	(17)
Impairment expense	—	—	(2,165)	—
Restructuring expenses	(36)	—	(36)	—
Net interest and other financial costs	(223)	(223)	(647)	(657)
Income (loss) from equity method investments(a)	83	95	(1,012)	255
Distributions/adjustments related to equity method investments	(130)	(145)	(369)	(399)
Unrealized derivative (losses) gains(b)	(10)	11	(1)	7
Acquisition costs	—	(9)	—	(14)
Other	(3)	(1)	(5)	(1)
Adjusted EBITDA attributable to noncontrolling interests	10	9	27	23
Net income (loss)	$674	$689	$(1,387)	$2,035

(a)	Includes impairment charges of $1,264 million for the nine months ended Sept. 30, 2020.

(b)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
L&S segment income from operations	$677	$713	$2,081	$2,075
Depreciation and amortization	164	113	440	373
Restructuring expenses	27	—	27	—
Income from equity method investments	(36)	(60)	(126)	(159)
Distributions/adjustments related to equity method investments	55	70	169	184
Acquisition costs	—	9	—	14
Non-cash equity-based compensation	3	3	8	10
Other	3	1	5	1
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	893	849	2,604	2,498
L&S predecessor segment adjusted EBITDA attributable to MPLX LP	—	(83)	—	(603)
L&S segment adjusted EBITDA attributable to MPLX LP	$893	$766	$2,604	$1,895

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
G&P segment income (loss) from operations	$222	$213	$(2,790)	$648
Depreciation and amortization	182	189	552	543
Impairment expense	—	—	2,165	—
Restructuring expenses	9	—	9	—
(Income) loss from equity method investments	(47)	(35)	1,138	(96)
Distributions/adjustments related to equity method investments	75	75	200	215
Unrealized derivative losses (gains)(a)	10	(11)	1	(7)
Non-cash equity-based compensation	1	2	4	7
Adjusted EBITDA attributable to noncontrolling interest	(10)	(9)	(27)	(23)
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	442	424	1,252	1,287
G&P predecessor segment adjusted EBITDA attributable to MPLX LP	—	(25)	—	(167)
G&P segment adjusted EBITDA attributable to MPLX LP	$442	$399	$1,252	$1,120

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
Net income (loss)	$674	$689	$(1,387)	$2,035
Provision for income taxes	1	4	1	2
Amortization of deferred financing costs	15	10	44	29
Gain on extinguishment of debt	(14)	—	(14)	—
Net interest and other financial costs	223	223	647	657
Income (loss) from operations	899	926	(709)	2,723
Depreciation and amortization	346	302	992	916
Non-cash equity-based compensation	4	5	12	17
Impairment expense	—	—	2,165	—
Restructuring expenses	36	—	36	—
(Income) loss from equity method investments	(83)	(95)	1,012	(255)
Distributions/adjustments related to equity method investments	130	145	369	399
Unrealized derivative losses (gains)(a)	10	(11)	1	(7)
Acquisition costs	—	9	—	14
Other	3	1	5	1
Adjusted EBITDA	1,345	1,282	3,883	3,808
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(27)	(23)
Adjusted EBITDA attributable to predecessor(b)	—	(108)	—	(770)
Adjusted EBITDA attributable to MPLX LP	1,335	1,165	3,856	3,015
Deferred revenue impacts	29	36	92	67
Net interest and other financial costs	(223)	(223)	(647)	(657)
Maintenance capital expenditures	(41)	(75)	(108)	(174)
Maintenance capital expenditures reimbursements	11	18	31	34
Equity method investment capital expenditures paid out	(5)	(8)	(16)	(16)
Restructuring expenses	(36)	—	(36)	—
Other	(3)	6	—	16
Portion of DCF adjustments attributable to predecessor(b)	—	27	—	159
DCF attributable to MPLX LP	1,067	946	3,172	2,444
Preferred unit distributions(c)	(35)	(30)	(97)	(92)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,032	916	3,075	2,352
Adjusted EBITDA attributable to predecessor(b)	—	108	—	770
Portion of DCF adjustments attributable to predecessor(b)	—	(27)	—	(159)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,032	$997	$3,075	$2,963

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)	Three Months Ended September 30
(In millions)	2020	2019
LTM Net (loss) income	$(1,960)	$2,126
LTM Net income to adjusted EBITDA adjustments	7,135	1,908
LTM Adjusted EBITDA attributable to MPLX LP	5,175	4,034
LTM Pro forma/Predecessor adjustments for acquisitions	—	1,001
LTM Pro forma adjusted EBITDA	5,175	5,035
Consolidated debt	$20,757	$20,245
Consolidated debt to adjusted EBITDA(a)	4.0x	4.0x

(a)	2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
Net cash provided by operating activities	$1,222	$1,036	$3,336	$2,990
Changes in working capital items	(166)	22	(154)	134
All other, net	20	(16)	(6)	(23)
Non-cash equity-based compensation	4	5	12	17
Net gain (loss) on disposal of assets	—	1	(1)	3
Restructuring expenses	36	—	36	—
Current income taxes	1	1	2	1
Gain on extinguishment of debt	(14)	—	(14)	—
Net interest and other financial costs	223	223	647	657
Asset retirement expenditures	—	—	—	1
Unrealized derivative losses (gains)(a)	10	(11)	1	(7)
Acquisition costs	—	9	—	14
Other adjustments related to equity method investments	6	11	19	20
Other	3	1	5	1
Adjusted EBITDA	1,345	1,282	3,883	3,808
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(27)	(23)
Adjusted EBITDA attributable to predecessor(b)	—	(108)	—	(770)
Adjusted EBITDA attributable to MPLX LP	1,335	1,165	3,856	3,015
Deferred revenue impacts	29	36	92	67
Net interest and other financial costs	(223)	(223)	(647)	(657)
Maintenance capital expenditures	(41)	(75)	(108)	(174)
Maintenance capital expenditures reimbursements	11	18	31	34
Equity method investment capital expenditures paid out	(5)	(8)	(16)	(16)
Restructuring expenses	(36)	—	(36)	—
Other	(3)	6	—	16
Portion of DCF adjustments attributable to predecessor(b)	—	27	—	159
DCF attributable to MPLX LP	1,067	946	3,172	2,444
Preferred unit distributions(c)	(35)	(30)	(97)	(92)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,032	916	3,075	2,352
Adjusted EBITDA attributable to predecessor(b)	—	108	—	770
Portion of DCF adjustments attributable to predecessor(b)	—	(27)	—	(159)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,032	$997	$3,075	$2,963

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders.

Capital Expenditures (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2020	2019	2020	2019
Capital Expenditures:
Maintenance	$41	$75	$108	$174
Maintenance reimbursements	(11)	(18)	(31)	(34)
Growth	208	518	677	1,479
Growth reimbursements	(2)	(5)	(2)	(17)
Total capital expenditures	236	570	752	1,602
Less: Increase (decrease) in capital accruals	(25)	10	(197)	(67)
Asset retirement expenditures	—	—	—	1
Additions to property, plant and equipment, net(a)	261	560	949	1,668
Investments in unconsolidated affiliates	22	171	244	494
Acquisitions	—	—	—	(6)
Total capital expenditures and acquisitions	283	731	1,193	2,156
Less: Maintenance capital expenditures (including reimbursements)	30	57	77	140
Acquisitions	—	—	—	(6)
Total growth capital expenditures(b)	$253	$674	$1,116	$2,022

(a)
This amount is represented in the Consolidated Statements of Cash Flows as Additions to property, plant and equipment after excluding growth and maintenance reimbursements. Reimbursements are shown as Contributions from MPC within the Financing activities section of the Consolidated Statements of Cash Flows.

(b)
Amount excludes contributions from noncontrolling interests of $94 million for the nine months ended Sept. 30, 2019, as reflected in the Financing section of our Consolidated Statements of Cash Flows. Also excludes a $69 million return of capital from our Wink to Webster Pipeline joint venture in the first quarter of 2020, a $41 million return of capital from our Whistler Pipeline joint venture in the second quarter of 2020, and a $2 million return of capital from our Rio Pipeline joint venture in the third quarter of 2020. These are reflected in the Investing section of our Consolidated Statements of Cash Flows for the nine months ended Sept. 30, 2020. The table below shows our 2020 adjusted growth capital expenditures which excludes the impact of changes in capital accruals and capitalized interest and also factors in any contributions from noncontrolling interests.

2020 adjusted growth capital expenditures	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
(In millions)
Total growth capital expenditures	$253	$1,116
Decrease in capital accruals	(25)	(197)
Capitalized interest	(8)	(29)
Return of Capital	(2)	(112)
Total adjusted growth capital expenditures	$218	$778